Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

SALUDA RIVER ELECTRIC COOPERATIVE, INC.

as Seller

and

DUKE ENERGY CAROLINAS, LLC

as Purchaser

December 20, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into effective as of December 20, 2006 (the “Effective Date”), by and between SALUDA RIVER ELECTRIC COOPERATIVE, INC., a South Carolina electric cooperative (“Seller”), and DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company (“Purchaser”).  Seller and Purchaser are also each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser and Seller each have an ownership interest in the nuclear-fueled generation facility known as Catawba Nuclear Station located on Lake Wylie in York County, South Carolina (the “Station”);

WHEREAS, Purchaser and Seller are parties to the Purchase, Construction and Ownership Agreement dated October 14, 1980, as amended (the “PCOA”) under which Seller acquired an 18.75 percent undivided ownership interest in Unit 1 (as defined below) of the Station and a 9.375 percent undivided ownership interest in the Support Facilities (as defined below) (collectively “Seller’s Interest”);

WHEREAS, Seller has agreed to sell 71.96 percent of Seller’s Interest to Purchaser under this Agreement and 28.04 percent of Seller’s Interest to North Carolina Electric Membership Corporation (“NCEMC”) under a separate agreement;

WHEREAS, the Rural Utilities Service (the “RUS”) is a lender of Seller acting pursuant to the Debt Restructuring Agreement dated April 30, 1999 between the United States of America, acting by and through the Administrator of the RUS, and Seller, as amended (the “Debt Restructuring Agreement”) and supports the sale of Seller’s Interest to Purchaser and NCEMC; and

WHEREAS, the Parties have determined to set forth in this Agreement the terms and conditions of their agreements regarding the foregoing.

AGREEMENTS

NOW, THEREFORE, in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS; USAGE

Section 1.1             Definitions.  Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.

“Accounts” has the meaning given to it in Section 2.1.1(b).

“Affiliate” of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.  Seller has no Affiliates.

“Agreement” means this Asset Purchase Agreement by and between Seller and Purchaser, as amended from time to time.

“Assumed Liabilities” has the meaning given to it in Section 2.1.3.

“Bill of Sale” has the meaning given to it in Section 2.4.1(b)(ii).

“Business Day” means any day except Saturday, Sunday or a weekday that banks in Charlotte, North Carolina or New York, New York are closed.

“Catawba Agreements” means the IA, OFA and PCOA.

“Closing” has the meaning given to it in Section 2.4.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” of any Person means the possession, directly or indirectly, of the power either to (a) vote more than fifty percent (50%) of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Debt Restructuring Agreement” has the meaning given to it in the Recitals to this Agreement.

“Deeds” has the meaning given to it in Section 2.4.1(b)(iii).

“Default Rate” has the meaning given to it in Section 11.2.

 “DOE” means the Department of Energy.

“Effective Date” has the meaning given to it in the preamble to this Agreement.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j; N.C. Gen. Stat. § 130A-310.1 et seq.; N.C. Gen. Stat.  § 143-214.1 et seq.; N.C. Gen. Stat. § 143-215.1 et seq.; N.C. Gen. Stat. § 143-215.81 et seq.; N.C. Gen. Stat. § 143-215.94A et seq.; N.C. Gen. Stat. § 130A-309.15 et seq.; N.C. Gen. Stat. § 130A-310.9 et seq.; and all other Laws that relate to or otherwise address Hazardous Materials, protection of human health, safety or the environment and all amendments to and all regulations implementing any of the foregoing, all as may be amended from time to time.

“Excluded Assets” has the meaning given to it in Section 2.1.2.

“Excluded Liabilities” has the meaning given to it in Section 2.1.4.

“Federal Power Act” means the Federal Power Act of 1935, as amended, and the regulations thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means the order issued by FERC under Section 203 of the Federal Power Act that approves the sale and purchase of the Purchased Assets as contemplated by this Agreement.

“Fuel Inventory” has the meaning given to it in Section 2.1.1(c).

“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).

“Hazardous Materials” means (i) any substance, emission or material, now or hereafter defined as, listed as or specified in a Law as a “pollutant,” “contaminant,” “regulated substance,” “hazardous substance,” “toxic substance,” “pesticide,” “hazardous waste,” “hazardous material” or any similar or like classification or categorization under any Law including by reason of ignitability, corrosivity, reactivity, carcinogenicity or reproductive or other toxicity of any kind, (ii) any product or substance that includes or contains petroleum, asbestos, or polychlorinated biphenyls and (iii) any substance, emission or material determined to be hazardous or harmful.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“IA” means the Interconnection Agreement dated October 14, 1980, by and between Seller and Purchaser, as amended.

 “Independent Accounting Firm” means a nationally recognized certified public accounting firm chosen jointly by Seller and Purchaser.

“Knowledge” or any similar phrase in this Agreement means (i) in the case of Seller, the actual knowledge of Seller’s officers and employees listed in Section 3.1 of Seller’s Disclosure Schedule, and (ii) in the case of Purchaser, the actual knowledge of Purchaser’s officers and employees listed in Section 3.2 of Purchase’s Disclosure Schedule; provided, however, a Party shall be deemed to have Knowledge of a matter of which such Party has received written notice.

“Law” means any statute, law, treaty, rule, code, common law, ordinance, regulation, permit, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

“Liability” means any indebtedness, obligation and other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

“Lien” means any pledge, deed of trust, mortgage, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security grant or agreement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, or the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable law of any jurisdiction, domestic or foreign, and any other lease, and any easement, restriction, condition, covenant, right-of-way or other encumbrance or title exception.

“Lien Releases” means such UCC termination statements and release of lien instruments in recordable form as may be necessary to evidence, effective on or before Closing, the termination and release of any and all financing statements, security agreements, deeds of trust or mortgages which encumber the Purchased Assets and which secure indebtedness of Seller or its Affiliates as of Closing.

“Material Adverse Effect” means a material adverse effect on (a) the Station or the Purchased Assets, (b) the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Agreements, or (c) the validity or enforceability of this Agreement or any of the other Transaction Agreements, or the rights or remedies of Purchaser hereunder or thereunder; provided, however, that the term “Material Adverse Effect” shall not include any change to the extent such change results from changes in general international, national or regional economic, financial or market conditions or the market price of electricity.

“NCEMC” has the meaning given to it in the Recitals to this Agreement.

“NCEMC Asset Purchase Agreement” means the Asset Purchase Agreement of even date herewith by and between Seller and NCEMC.

“NCEMC Catawba Agreements” means the Purchase, Construction, and Ownership Agreement dated October 14, 1980, between Purchaser and NCEMC, as amended, the Interconnection Agreement dated October 14, 1980, between Purchaser and NCEMC, as amended, and the Operating and Fuel Agreement dated October 14, 1980, between Purchaser and NCEMC, as amended.

“NCEMC Power Purchase Agreement” means the Power Purchase Agreement of even date herewith by and between Purchaser and NCEMC.

“NRC” means the Nuclear Regulatory Commission.

“NRC Approval” means the order issued by the NRC that approves the transfer of Seller’s ownership license, Renewed License NPF-35 for Catawba Nuclear Station, Unit 1, to Purchaser.

“OFA” means the Operating and Fuel Agreement dated October 14, 1980, by and between Seller and Purchaser, as amended.

“Party” or “Parties” has the meaning given to it in the preamble to this Agreement.

“PCOA” has the meaning given to it in the Recitals to this Agreement.

“Permits” means permits, licenses, approvals, certificates and other authorizations of any Governmental Authority.

“Permitted Liens” means (i) those exceptions to title listed in Schedule 1.1 as of the date hereof, (ii) liens for Taxes or other governmental charges or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens and rights arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (iv) zoning, entitlement, conservation restrictions and other land use and environmental regulations by any Governmental Authority, and (v) any consensual Lien that secures indebtedness of Seller but only to the extent such Lien shall be discharged and released in full at Closing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of legal entity.

“Prime Rate” has the meaning given to it in Section 11.2.

“Property Taxes” has the meaning given to it in Section 2.2.2.

“PSCSC” means the Public Service Commission of South Carolina.

“PSCSC Approval” means the order issued by the PSCSC that approves an amendment of the Certificate of Public Convenience and Necessity for the Station to reflect Seller’s transfer of the Purchased Assets to Purchaser.

“Purchase Price” has the meaning given to it in Section 2.2.1.

“Purchased Assets” has the meaning given to it in Section 2.1.1.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser’s Disclosure Schedule” means the schedule delivered to Seller by Purchaser herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement, attached hereto as Schedule 3.2.

“Real Property” means the real property upon which the Station is located, together with all buildings, structures and other improvements constructed thereon; rights, title and interests of Seller in and to all other easements, benefits, privileges and other rights appurtenant to such real property or in any way appertaining thereto, and all strips and gores and any land lying in the bed of any street or road open or closed adjoining such real property.

“Related Agreements” means the NCEMC Asset Purchase Agreement, NCEMC Power Purchase Agreement and amendments to the NCEMC Catawba Agreements.

“Related Person” means with respect to any Person, such Person’s Affiliates, and the employees, officers, directors, agents, representatives, licensees and invitees of such Person and its Affiliates.

 “Required Consents” means all consents required to be obtained from Governmental Authorities and third parties in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including all such consents as set forth on Section 3.1.5 of Seller’s Disclosure Schedule.

“RUS” has the meaning given to it in the Recitals to this Agreement.

“Seller” has the meaning given to it in the preamble to this Agreement.

 “Seller’s Disclosure Schedule” means the schedule delivered to Purchaser by Seller herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement and attached hereto as Schedule 3.1.

“Seller’s Interest” has the meaning given to it in the Recitals to this Agreement.

“Settlement Agreement” means the Settlement Agreement of even date herewith between Purchaser, Seller, NCEMC and the RUS.

“Spare Parts Inventory” has the meaning given to it in Section 2.1.1(e).

“Station” has the meaning given to it in the Recitals to this Agreement.

“Station Permits” has the meaning given to it in Section 3.1.11.

“Station Settlement Agreements” means (i) the Release and Settlement Agreement dated March 13, 1994 by and between Duke Power Company, Seller, NCEMC, North Carolina Municipal Power Agency Number 1, Piedmont Municipal Power Agency and Westinghouse Electric Corporation, as amended by the Release and Settlement Agreement Amendment dated June 30, 2000 by and between Duke Energy Corporation, Viacom Inc., Westinghouse Electric Company LLC and British Nuclear Fuels plc, (ii) any settlement agreement entered into with the Department of Justice with respect to the spent fuel litigation described in Duke Power, A Division of Duke Energy Corp., v. The United States, filed May 1, 2006, US Court of Federal Claims, Docket No. 98-485C, Case 1:98-cv-00485-JPW, John P. Wiese, Judge and (iii) any other settlement agreement related to the Station.

“Support Facilities” means all facilities at the Station, as described in Exhibit B attached hereto, which are not part of or identified with Unit 1 or Unit 2, any part of which being referred to as a Support Facility.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Returns” means any return, report, information return, claim for refund or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any attachments, amendments and supplements thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Termination Agreement” has the meaning given to it in Section 2.4.1(a)(i).

“Transaction Agreements” means the following agreements:

1.1.1                        this Agreement;

1.1.2                        the Bill of Sale;

1.1.3                        the Deeds;

1.1.4                        the Termination Agreement;

1.1.5                        the Required Consents; and

1.1.6                        the Settlement Agreement.

“Transfer Taxes” has the meaning given to it in Section 4.4(a).

“Unit 1” means Unit 1 of the Station as described in Exhibit A attached hereto.

“Unit 2” means Unit 2 of the Station as described in Exhibit A attached hereto.

Section 1.2             Rules as to Usage.  Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

(a)           The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

(b)           “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c)           “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

1.2.2        Any Law defined or referred to above means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law.

(a)           References to a Person are also to its successors and assigns.

(b)           Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.

(c)           “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto.  References in an instrument to “Article,” “Section,” or another subdivision or to an attachment are, unless the context otherwise requires, to the relevant article, section, subsection or subdivision of or an attachment to such agreement or instrument.  If such reference in this Agreement to “Article,” “Section,” or other subdivision does not specify an agreement or document, such reference refers to an article, section or other subdivision of this Agreement.  All references to exhibits or schedules in any agreement or instrument that is governed by this Agreement are to exhibits or schedules attached to such instrument or agreement.

(d)           Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include natural Persons, corporations, limited liability companies, partnerships and associations of every kind and character.

(e)           References to any gender include, unless the context otherwise requires, references to all genders.

(f)            The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(g)           “Shall” and “will” have equal force and effect.

Section 1.3             Schedules and Exhibits.  This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which constitute one and the same agreement with equal force and effect.

ARTICLE II

SALE AND PURCHASE; PRICE; CLOSING

Section 2.1             Sale and Purchase; Definition of Purchased Assets; Assumed Liability.

2.1.1        Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase and pay for, 71.96 percent of Seller’s right, title and interest in and to all assets and properties of Seller relating to its ownership interest in the Station, including without limitation, Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a)           Seller’s Interest;

(b)           All accounts established to hold funds for purposes of Seller’s share of the decommissioning costs of the Station, together with all cash, equity and debt securities, and other investments, and any proceeds thereof, held in such accounts (the “Accounts”);

(c)           Nuclear fuel inventory purchased and residing in Purchaser’s nuclear fuel fleet inventory accounts and all accounts related to such nuclear fuel inventory (the “Fuel Inventory”);

(d)           All rights of Seller in any fuel supply agreements for the Station;

(e)           Spare parts inventory of the Station, including equipment, tools, goods and supplies (the “Spare Parts Inventory”);

(f)            The Station Permits;

(g)           All rights of Seller in and under the Station Settlement Agreements;

(h)           All plans, designs, and specifications related to the construction, operation and maintenance of the Station; and

(i)            All rights of Seller in and under any agreements related to the ownership, operation or maintenance of the Station.

2.1.2        Excluded Assets.  The Purchased Assets shall not include Seller’s interest in the following agreements, assets and properties (the “Excluded Assets”), and Purchaser shall have no Liability with respect thereto:

(a)           Except as set forth in Section 2.1.1(b), cash, cash equivalents, bank deposits, and accounts and notes receivable, trade or otherwise;

(b)           Rights of Seller arising under this Agreement, the Transaction Agreements or any other instrument or document executed and delivered pursuant to this Agreement; and

(c)           All assets and properties of Seller other than the Purchased Assets.

2.1.3        Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Purchaser shall assume and satisfy or perform all Liabilities of Seller that relate to the Purchased Assets, including those Liabilities described below, and other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)           All Liabilities directly or indirectly related to the decommissioning of the Station; and

(b)           All accrued assessments by the DOE for the decommissioning of the DOE’s uranium enrichment facilities, but solely to the extent such accrued assessments relate to the Purchased Assets’ and

(c)           All Liabilities arising under Environmental Law.

2.1.4        Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser shall have no liability or obligation whatsoever for, and Seller shall retain and continue to be responsible for, all of Seller’s duties, obligations and Liabilities, whether incurred or arising before or after Closing, (all of such retained duties, obligations and Liabilities being referred to herein as the “Excluded Liabilities”).

Section 2.2             Purchase Price.

2.2.1        Amount.  In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of Seller’s right, title and interest in and to the Purchased Assets, Purchaser shall pay to Seller an amount equal to One Hundred Fifty-Eight Million Dollars ($158,000,000) (the “Purchase Price”).

2.2.2        Prorations.  Real and personal property ad valorem taxes with respect to the Purchased Assets (“Property Taxes”) will be prorated on a calendar year basis through the Closing Date.  Any special assessments or roll-back taxes on or against the Purchased Assets shall be paid by Seller on or prior to the Closing Date.  If the actual amount of Property Taxes is not known on the Closing Date, such taxes shall be prorated on the basis of the amount of such taxes payable for the prior year, and shall be adjusted between the Parties when the actual amount of such taxes payable in the year of Closing is known to Purchaser and Seller.  Within 30 days after the Property Tax liability is known for the calendar year in which the Closing occurs, Purchaser and Seller shall make such payments or credits between themselves as are necessary so that each Party bears only its pro rata portion of the actual Property Tax liability for the calendar year in which the Closing occurs.  All prorations shall be made as adjustments to the Purchase Price, provided that to the extent any charge or receipt to be prorated at Closing is not known as of the Closing Date, the Parties shall make the applicable proration and adjusting payments as soon as possible after Closing.

2.2.3        Method of Payment of Purchase Price.  At Closing, Purchaser shall deliver to Seller the Purchase Price, as adjusted for the prorations and other adjustments hereunder, in United States dollars, by wire transfer of immediately available federal funds to an account designated by Seller.

Section 2.3             Allocation of Purchase Price for Tax Purposes.  The Purchase Price shall be allocated among the Purchased Assets as of the Closing in accordance with a schedule to be prepared by Purchaser, using the allocation method provided by Section 1060 of the Code and the regulations thereunder.  The consent of Seller under this Section shall not be a condition to the Closing.  The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder, and except for any adjustment to the Purchase Price, the allocation shall be adjusted only if and to the extent necessary to comply with such requirements.  Purchaser and Seller agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser’s cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition expenses) not included in the total amount so allocated, and (ii) the amount realized by Seller may differ from the amount allocated to reflect transaction costs that reduce the amount realized for federal income Tax purposes. Transfer Tax on the Deeds shall be calculated based on such allocation.

Section 2.4             The Closing.  The closing of the transactions contemplated herein (the “Closing”) will take place at Purchaser’s offices in Charlotte, North Carolina (or such other location agreed to by the Parties), at 10:00 a.m. local time on the date as soon as practicable (but in no event longer than 10 Business Days) after all conditions to the Closing set forth in Section 5.1 and Section 5.2 have been satisfied or waived.  The Closing shall be deemed effective as of 12:01 A.M. Charlotte, North Carolina time on the Closing Date.

2.4.1        Closing.

(a)           At the Closing, Purchaser shall (i) pay to Seller the Purchase Price in accordance with Section 2.2 and (ii) execute (as applicable) and deliver the following items to Seller:

(i)           a Termination Agreement in substantially the form of Exhibit C attached hereto (the “Termination Agreement”), pursuant to which the Parties shall terminate the Catawba Agreements effective as of the Closing;

(ii)          the Required Consents obtained as of Closing to the extent Purchaser is the beneficiary, recipient or grantee thereof;

(iii)         a certificate of good standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of the State of North Carolina;

(iv)        copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

(v)         a certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;  and

(vi)        a certificate addressed to Seller dated the Closing Date executed by the duly authorized officer of Purchaser to the effect that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied by Purchaser.

(b)           At the Closing, Seller shall execute (as applicable) and deliver the following items to Purchaser:

(i)            the funds in the Accounts;

(ii)           a bill of sale in substantially the form of Exhibit D attached hereto (the “Bill of Sale”);

(iii)          general warranty deeds in substantially the form of Exhibit E attached hereto (the “Deeds”) and any other documents necessary to convey all of Seller’s right, title and interest in and to Seller’s Interest;

(iv)          the Termination Agreement;

(v)           the Required Consents obtained as of Closing to the extent Seller is the beneficiary, recipient or grantee thereof;

(vi)          the Lien Releases;

(vii)         a certificate of good standing with respect to Seller, as of a recent date, issued by the Secretary of State of the State of South Carolina;

(viii)        copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions of Seller’s Board of Directors authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

(ix)           a certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby; and

(x)            a certificate addressed to Purchaser dated the Closing Date executed by the duly authorized officer of Seller to the effect that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied by Seller.

Section 2.5          Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary or desirable in order more effectively (i) to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Purchased Assets, (ii) to the full extent permitted by Law, to put Purchaser in actual possession of the Purchased Assets, and (iii) otherwise to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of Seller.  Except as specifically set forth in Seller’s Disclosure Schedule attached hereto as Schedule 3.1, Seller hereby represents and warrants to Purchaser that all of the statements contained in this Section 3.1 are true and correct as of the Effective Date.  Each exception and other response to this Agreement set forth in Seller’s Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section.

3.1.1        Existence.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina.  Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

3.1.2        Authority.  Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all required corporate action by Seller, and no other action on the part of Seller, its directors or shareholders is necessary.

3.1.3        Binding Agreement.  This Agreement and the Transaction Agreements to which Seller is or will be a party have been or will be when delivered duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement and the Transaction Agreements to which Seller is or will be a party are or will be when delivered valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) to the extent that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses or would be subject to the discretion of the court before which any proceeding therefor may be brought.

3.1.4        No Conflicts.  The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Transaction Agreements to which it is or will be a party, the performance by Seller of its obligations under this Agreement and such Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby shall not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s certificate of incorporation or bylaws;

(b)           assuming all of the Required Consents have been obtained, result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Seller is party or by which Seller or any of the Purchased Assets may be bound, except for such defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Purchaser); or

(c)           assuming all of the Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller or the Purchased Assets.

3.1.5        Approvals and Filings.  Except as set forth in Section 3.1.5 of Seller’s Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority or other Person by Seller is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

3.1.6        Legal Proceedings.  There are no claims, actions, proceedings or investigations pending with respect to which Seller itself has received notice, has been served or entered an appearance or, to Seller’s Knowledge, threatened against Seller before any Governmental Authority that would reasonably be expected (i) to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, (ii) to adversely affect the ownership, operation or maintenance of the Station, or (iii) individually or in the aggregate, to have a Material Adverse Effect.  There are no outstanding judgments, rules, orders, writs, injunctions or decrees of any Governmental Authority relating specifically to Seller that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.1.7        Compliance with Laws.  Seller is not in violation of or in default in any material respect under any Law applicable to Seller or, to Seller’s Knowledge, applicable to the Purchased Assets.  Except as set forth in Section 3.1.7 of Seller’s Disclosure Schedule, Seller has not itself received notification alleging that it is in violation of any Law applicable to Seller or, to Seller’s Knowledge, the Purchased Assets.

3.1.8        Title.  Seller has good and valid title to all of its properties and assets constituting the Purchased Assets other than Seller’s Interest (it being understood that Seller’s Interest is covered by Section 3.1.9), free and clear of all Liens except Permitted Liens.

3.1.9        Real Property.  Seller has good, valid and marketable fee simple title to Seller’s Interest, free and clear of all Liens other than Permitted Liens.  Seller itself has received no notice of, and has no Knowledge of, any pending or threatened action, litigation, condemnation or other proceeding of any kind with respect to or concerning the Real Property.  Seller itself has not received any notice, and has no Knowledge, that the Real Property (or any portion of it) is in violation of any applicable zoning, flood, building or other code, or any other legal requirement or private restriction.  Other than Permitted Liens, there are no commitments to or agreements with any Governmental Authority affecting the use or ownership of the Real Property.

3.1.10      Contracts and Agreements.  Except for the Catawba Agreements, the agreements listed in Schedule 1.1, and any agreements listed in Section 3.1.10 of Seller’s Disclosure Schedule, there are no agreements, indentures, security agreements, deeds of trust and other contracts relating to the development, design, construction, ownership, operation or maintenance of the Station, to which Seller is a party.  The Catawba Agreements are in full force and effect and constitute a legal, valid and binding agreement of Seller and of each other party thereto, enforceable in accordance with their terms, and no material term or condition thereof has been amended from the form thereof delivered to Purchaser or waived.  Except for violations, breaches or defaults known by Purchaser, neither Seller nor, to Seller’s Knowledge, any other party to any Catawba Agreement is in violation or breach of or default under any such Catawba Agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such Catawba Agreement).

3.1.11      Permits.  Section 3.1.11 of Seller’s Disclosure Schedule sets forth all Permits acquired or held by or in the name of Seller in connection with the ownership, operation, maintenance or use of the Station (the “Station Permits”).  To Seller’s Knowledge, Seller is in compliance with each Station Permit and has received no notice of violation or noncompliance from any Governmental Authority.  To Seller’s Knowledge, Seller has received no notice alleging that any such Station Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or to any unsatisfied condition that (A) is not reasonably expected to be satisfied or (B) if not satisfied could reasonably be expected to allow material modification or revocation thereof.

3.1.12      Environmental Matters. There are no claims, actions, proceedings or investigations pending or threatened against Seller or, to Seller’s Knowledge, the Purchased Assets under any Environmental Law relating to the Station or the Real Property.  Seller itself has not received from any third party any notice of violation or other claim of noncompliance with Environmental Laws regarding the Station or the Real Property.  Seller is not a party to any consent decrees, order or similar document relating to Liability arising under Environmental Laws involving the Station, the Real Property or the Purchased Assets.

3.1.13      Taxes.

(a)           Seller has filed or will file when due all Tax Returns that are required to be filed on or before the Closing Date with respect to the Purchased Assets and has paid or will pay in full all Taxes required to be paid with respect to the Purchased Assets; and (ii) such Tax Returns were prepared or will be prepared in the manner required by applicable Laws.  Seller has not received any notice that any Taxes relating to any period prior to the Closing Date are owing that have not been paid on or before the Closing Date.

(b)           Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller with respect to the Purchased Assets.

(c)           None of the Purchased Assets are subject to any Liens for Taxes, other than Permitted Liens.

(d)           There are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to Seller’s Knowledge, threatened, proposed or contemplated with respect to the Purchased Assets by any Tax Authority.

3.1.14      Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

3.1.15      SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION, MERCHANTABILITY, FITNESS OR SUITABILITY FOR USE OR WORKING ORDER,  RELATING TO THIS AGREEMENT, THE PURCHASED ASSETS OR THE TRANSACTIONS THIS AGREEMENT CONTEMPLATES, EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.1.  EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.1 OR ELSEWHERE IN THIS AGREEMENT OR THE TRANSACTION AGREEMENTS, THE PURCHASED ASSETS ARE SOLD “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS.”

Section 3.2             Representations and Warranties of Purchaser.  Except as specifically set forth in Purchaser’s Disclosure Schedule attached hereto as Schedule 3.2, Purchaser hereby represents and warrants to Seller that all of the statements contained in this Section 3.2 are true and correct as of the Effective Date.  Each exception and other response to this Agreement set forth in Purchaser’s Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section.

3.2.1        Existence.  Purchaser is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of North Carolina.  Purchaser has all requisite power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted.

3.2.2        Authority.  Purchaser has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all required action by Purchaser, and no other action on the part of Purchaser or its member is necessary.

3.2.3        Binding Agreement.  This Agreement and the Transaction Agreements to which Purchaser is or will be a party have been or will be when delivered duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement and the Transaction Agreements to which Purchaser is or will be a party are or will be when delivered valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

3.2.4        No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Transaction Agreements to which it is or will be a party, the performance by Purchaser of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s articles of organization or operating agreement;

(b)           result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets and properties may be bound, except for such defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or

(c)           assuming the Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or  any of its assets and properties.

3.2.5        Approvals and Filings.  Except as set forth in Section 3.2.5 of Purchaser’s Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority or other Person by Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Agreements to which it is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

3.2.6        Legal Proceedings.  There are no claims, actions, proceedings or investigations pending or, to Purchaser’s Knowledge, threatened against Purchaser before any Governmental Authority that would reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

3.2.7        Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS

Section 4.1             Efforts to Close.  After the Effective Date and prior to Closing:

4.1.1        Required Consents; Other Covenants.

(a)           Each Party shall provide reasonable cooperation to the other Party in obtaining consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the other Party in connection with obtaining any Required Consents with respect to the transactions contemplated hereby and by the Transaction Agreements, including the following:

(i)           Within a reasonable period of time after the Effective Date, Seller and Purchaser shall each file, with the appropriate Governmental Authority, such filings as are required by the HSR Act and shall take all actions reasonably necessary to cause early termination of the applicable waiting period under the HSR Act.

(ii)          Within a reasonable period of time after the Effective Date, Purchaser and Seller shall jointly file with the PSCSC all documents reasonably required to obtain the PSCSC Approval.  The Parties shall consult on and coordinate all principal filings submitted by Purchaser and Seller to the PSCSC in connection with the PSCSC Approval.

(iii)         Within a reasonable period of time after the Effective Date, Purchaser and Seller shall jointly file with the FERC all documents reasonably required to obtain the FERC Approval.  The Parties shall consult on and coordinate all principal filings submitted by Purchaser and Seller to the FERC in connection with the FERC Approval.

(iv)        Within a reasonable period of time after the Effective Date, Purchaser shall file with the NRC all documents reasonably required to obtain the NRC Approval.

(b)           The Parties shall furnish to each other’s counsel such necessary information and assistance as the other Party may request in connection with its preparation of any such filing or submission that is necessary to obtain the foregoing consents, approvals or actions.  The Parties shall consult with each other as to the appropriate time of making such filings and submissions and shall make such filings and submissions at the agreed upon time.  The Parties shall keep each other apprised of the status of any communications with and any inquiries or requests for additional or supplemental information from applicable Governmental Authorities and shall provide any such additional or supplemental information that may be reasonably requested in connection with any such filings or submissions.

4.1.2        Fulfillment of Conditions.

(a)           Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the purchase, sale, assignment, conveyance, transfer and delivery of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.  Such actions shall include each Party using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder.

(b)           Each Party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date hereof to the Closing Date and (ii) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 4.2             Preservation of Purchased Assets.

(a)           After the Effective Date and prior to Closing, Seller shall (i) preserve and maintain the Purchased Assets; and (ii) fulfill its obligations under the Catawba Agreements in the usual and ordinary course of business.

(b)           After the Effective Date and prior to Closing, Seller shall not, without the written consent of Purchaser: (i) distribute, dispose of, sell, lease, transfer, pledge, assign or encumber, or incur or permit to exist any Lien (other than a Permitted Lien) on, any of the Purchased Assets; (ii) amend its certificate of incorporation or bylaws; (iii) take any action that alters the regulatory status of Seller; (iv) take any other action or fail to take any action that adversely affects the Purchased Assets or impairs the ability of the Parties to consummate the transactions contemplated by this Agreement; or (v) enter into any agreement to do or engage in any of the foregoing.

Section 4.3             Notification.

4.3.1        Seller.  Prior to the Closing, Seller shall promptly notify Purchaser in writing if it becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Section 3.1 or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in Seller’s Disclosure Schedule, Seller shall promptly deliver to Purchaser a supplement to Seller’s Disclosure Schedule specifying such change.  During the same period, Seller shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions set forth in ARTICLE V impossible or unlikely.

4.3.2        Purchaser.  Prior to the Closing, Purchaser shall promptly notify Seller in writing if Purchaser becomes aware of any fact or condition that (i) causes or constitutes a breach of any representation or warranty set forth in Section 3.2 or (ii) would have caused or constituted a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in Purchaser’s Disclosure Schedule, Purchaser shall promptly deliver to Seller a supplement to Purchaser’s Disclosure Schedule specifying such change.  During the same period, Purchaser shall promptly notify Seller of the occurrence of any breach of any covenant of Purchaser or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in ARTICLE V impossible or unlikely.

4.3.3        Effect of Supplemental Disclosure.  Any notice delivered by a Party pursuant to this Section 4.3 shall be disregarded for purposes of determining an inaccuracy or breach of a representation or warranty made by such Party in this Agreement or in Seller’s Disclosure Schedule or Purchaser’s Disclosure Schedule, as the case may be; provided, however, that if such supplemental disclosure causes a condition to the obligation of the other Party under ARTICLE V not to be satisfied, and the Party making such supplemental disclosure (at the time of making such disclosure) expressly identifies such condition that will not be satisfied in the notice delivered pursuant to this Section 4.3, then in the event the Party receiving such supplemental disclosure nevertheless proceeds to close notwithstanding the failure of such condition to be satisfied, then such supplemental disclosure shall be given effect as if disclosed on the Effective Date.  Notwithstanding the foregoing, any supplemental disclosure of information of which Seller had Knowledge on the Effective Date and intentionally failed to disclose shall be disregarded for all purposes.

Section 4.4             Tax Matters.

(a)           Notwithstanding any other provision of this Agreement, all applicable sales, transfer, use, stamp, conveyance, value added, recording, excise, and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Purchased Assets to Purchaser or otherwise as a result of the transfer of the Purchased Assets (“Transfer Taxes”) shall be borne solely by Seller.  Seller, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Purchaser will join in the execution of any such Tax Returns or other documentation.

(b)           With respect to Taxes to be prorated in accordance with Section 2.2.2, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Purchaser’s preparation of any such Tax Returns that are material shall be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall make such Tax Returns available for Seller’s review and approval not later than 15 Business Days prior to the due date for filing such Tax Return and shall make such changes as are reasonably requested by Seller.  Within 10 Business Days after Purchaser’s payment of such Taxes, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as appropriate, the difference between (i) Seller’s proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 2.2.2 and (ii) the amount paid by Seller at the Closing Date pursuant to Section 2.2.2.

(c)           Seller and Purchaser shall provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting Party with any records or information that may be relevant to such return, audit, or examination, proceedings or determination.  Any information obtained pursuant to this Section 4.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

(d)           Purchaser shall remit to Seller any refund or credit of Taxes, if and when actually received by Purchaser, to the extent such Taxes are attributable to any taxable period, or portion thereof, ending on or before the Closing Date.

(e)           Any payment by Purchaser or Seller to the other pursuant to this Section 4.4 shall be treated for all purposes by both Parties as an adjustment to the Purchase Price, to the maximum extent permitted by Law.

(f)            In the event that a dispute arises between Seller and Purchaser regarding Taxes or any amount due under this Section 4.4, the Parties shall attempt in good faith to resolve such dispute and any agreed upon amount shall be paid to the appropriate Party.  If such dispute is not resolved within 30 days, the Parties shall submit the dispute to an Independent Accounting Firm for resolution within 30 days thereafter, which resolution shall be final, conclusive and binding on the Parties.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne 50% by Seller and 50% by Purchaser.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within 10 days after such resolution, together with any interest, as required for the applicable Tax.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1             Purchaser’s Conditions Precedent.  The obligations of Purchaser hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.4.1(a) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

5.1.1        Representations and Warranties.  Each of the representations and warranties made by Seller in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.  Each of the representations and warranties made by Seller in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

5.1.2        Performance.  Seller shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing Date.

5.1.3        Law.  There shall not be in effect at the Closing Date any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement or any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

5.1.4        PSCSC Approval.  The PSCSC Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.

5.1.5        FERC Approval.  The FERC Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.

5.1.6        NRC Approval.  The NRC Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.

5.1.7        Required Consents.  Purchaser shall have received evidence reasonably satisfactory to Purchaser that all Required Consents have been obtained.

5.1.8        HSR Act.  The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Purchased Assets contemplated hereby shall have expired or been terminated.

5.1.9        Deliveries.  Seller shall have executed and delivered to Purchaser the items set forth in Section 2.4.1(b).

5.1.10      Material Adverse Change.  There shall not have been or occurred, since the Effective Date, any event, occurrence or circumstance that would reasonably be expected to result in or give rise to a Material Adverse Effect.

5.1.11      Related Agreements.  The Related Agreements shall have been delivered, executed and, to the extent required, approved by the appropriate Governmental Authority without condition or modification not acceptable to Purchaser.

Section 5.2             Seller’s Conditions Precedent.  The obligations of Seller hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.4.1(b) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

5.2.1        Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.  Each of the representations and warranties made by Purchaser in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

5.2.2        Performance.  Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing Date.

5.2.3        Law.  There shall not be in effect at the Closing Date any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement or any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

5.2.4        PSCSC Approval.  The PSCSC Approval shall have been duly obtained and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

5.2.5        FERC Approval.  The FERC Approval shall have been duly obtained and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

5.2.6        NRC Approval.  The NRC Approval shall have been duly obtained and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.

5.2.7        Required Consents.  Seller shall have received evidence reasonably satisfactory to Seller that all Required Consents have been obtained.

5.2.8        HSR Act.  The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Purchased Assets contemplated hereby shall have expired or been terminated.

5.2.9        Deliveries.  Purchaser shall have executed and delivered to Seller the items set forth in Section 2.4.1(a).

5.2.10      Power Contract.  In order for the Closing to occur prior to September 30, 2008, Purchaser, or another third party, shall have entered into a power supply arrangement with Seller that replaces Seller’s power supply from the Station which Seller determines is satisfactory to Seller and to Central-Electric Power Cooperative, Inc. and South Carolina Public Service Authority through September 30, 2008.

ARTICLE VI

TERMINATION

Section 6.1             Termination Prior to Closing.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)           at any time before the Closing, by Seller or Purchaser upon notice to the other Party, in the event that any Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(b)           at any time before the Closing, by Seller or Purchaser upon notice to the other Party, in the event (i) of a breach hereof by the non-terminating Party that would reasonably be expected to give rise to a Material Adverse Effect, if the non-terminating Party fails to cure such breach within 30 days following notification thereof by the terminating Party; or (ii) any condition to such Party’s obligations under this Agreement (other than the payment of money to the other Party) becomes impossible or impracticable to satisfy with the use of commercially reasonable efforts, so long as such impossibility or impracticability is not caused by a breach hereof by such Party; provided further, however, that if it is reasonably possible that the circumstances giving rise to the impossibility or impracticability may be removed prior to the expiration of the time period provided in this Section 6.1(b), then such notification may not be given until such time as the removal of such circumstances is no longer reasonably possible or practicable within such time period; or

(c)           at any time following October 1, 2008, by Seller or Purchaser upon notice to the other Party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party.

Section 6.2             Effect of Termination or Breach Prior to Closing.  If this Agreement is validly terminated pursuant to Section 6.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto.   If the Agreement is validly terminated as provided herein, (i) there shall be no liability or obligation on the part of Seller or Purchaser (or any of their respective Related Persons), except that the provisions of ARTICLE IX, ARTICLE X and Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14 and 11.15 and this Section 6.2 shall continue to apply following any such termination, and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.  Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is validly terminated by Purchaser or Seller pursuant to Section 6.1(b) as a result of the willful breach by the other Party, the terminating Party may exercise such remedies as may be available at law or in equity.

ARTICLE VII

[Reserved]

ARTICLE VIII

SURVIVAL; NO OTHER REPRESENTATIONS

Section 8.1          Survival of Representations and Warranties.  The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing and shall expire on the date that is three (3) years after the Closing Date.  Notwithstanding the preceding sentence, (i) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.8, 3.1.9, 3.1.12, 3.1.13, 3.2.1, 3.2.2, and 3.2.3 and the representations and warranties set forth in the Deeds shall survive indefinitely after the Closing (or 90 days after the statute of limitations runs).  The covenants and agreements of the Parties contained in ARTICLES II, IV and XI of this Agreement shall survive the Closing for (i) the time period(s) set forth in the respective Sections contained in such Articles, or (ii) if no time period is so specified, until 90 days after the expiration of the applicable statute of limitations.

Section 8.2             No Other Representations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN ANY CERTIFICATE, INSTRUMENT OR DOCUMENT DELIVERED BY SELLER AT CLOSING, NEITHER PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE STATION, OR ANY PART THEREOF.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1             Dispute Resolution.  Any dispute or claim arising under this Agreement that is not resolved in the ordinary course of business shall be referred to a panel consisting of a senior executive (President or a Vice President) of Purchaser and Seller, with authority to decide or resolve the matter in dispute, for review and resolution.  Such senior executives shall meet and in good faith attempt to resolve the dispute within 30 days.  If the Parties are unable to resolve a dispute pursuant to this Section 9.1, either Party may enforce its rights at law or in equity subject to the provisions of this Agreement, including Section 9.2 below.

Section 9.2             Submission to Jurisdiction; Waiver of Jury Trial.  Each Party hereto irrevocably submits to the exclusive jurisdiction of the federal court in the State of South Carolina for the purposes of any action arising out of or based upon this Agreement or relating to the subject matter hereof.  If, for any reason, the Parties fail to qualify for the jurisdiction of the federal court in the State of South Carolina, then each Party hereto irrevocably submits to the exclusive jurisdiction of the state courts of the State of South Carolina for the purposes of any action arising out of or based on this Agreement or relating to the subject matter hereof.  Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in South Carolina with respect to any matters to which it has submitted to jurisdiction in this Section 9.2.  Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding in the federal court in South Carolina, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

ARTICLE X

LIMITED REMEDIES AND DAMAGES

Section 10.1           Limitation of Liability.  NOTWITHSTANDING ANY OTHER PROVISION HEREOF, EXCEPT TO THE EXTENT RESULTING FROM ANY THIRD PARTY CLAIM OR FROM FRAUD OR WILLFUL MISCONDUCT, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER THIS AGREEMENT OR THE TRANSACTION AGREEMENTS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE.  THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY.

Section 10.2           Specific Performance.  EACH PARTY AGREES THAT DAMAGE REMEDIES SET FORTH IN THIS AGREEMENT MAY BE DIFFICULT OR IMPOSSIBLE TO CALCULATE OR OTHERWISE INADEQUATE TO PROTECT ITS INTERESTS AND THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED BY THE PARTIES IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT.  ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY

THE FEDERAL COURT IN THE STATE OF SOUTH CAROLINA OR THE STATE COURTS IN THE STATE OF SOUTH CAROLINA AS PROVIDED IN SECTION 9.2.

ARTICLE XI

MISCELLANEOUS

Section 11.1           Notices.

11.1.1      Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to a Party at its address specified below:

If to Purchaser, to:

Duke Energy Carolinas, LLC

526 South Church Street, Mail Code EC2XA

Charlotte, NC  28202

Facsimile No.:  (980) 373-5393

Attn:  Ellen T. Ruff, President

with a copy to:

Duke Energy Carolinas, LLC

526 South Church Street, Mail Code EC03T

Charlotte, NC  28202

Facsimile No.:  (980) 382-5090

Attn:  Paul R. Newton, GVP & General Counsel —

U.S. Franchised Electric & Gas

If to Seller, to:

Saluda River Electric Cooperative

P.O. Box 929

Laurens, SC 29360

Facsimile No.:  (864) 682-3162 + (864) 761-7024

Attn: Charles L. Compton

with a copy to:

Richardson\, Plowden\, Carpenter & Robinson\, P.A.

1900 Barnwell  Street, PO Box 7788

Columbia, SC 29202

Facsimile No.: (803) 779-0016

Attn: Steven Hamm

11.1.2      Effective Time.  Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt.  Notice given by fax pursuant to this Section 11.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. local time on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. local time on any Business Day or during any non-Business Day.

Section 11.2           Payments.  Except for payments due at Closing, if either Party is required to make any payment under this Agreement on a day other than a Business Day, the date of payment shall be extended to the next Business Day.  In the event a Party does not make any payment required or approved by the Parties under this Agreement on or before the due date, interest on the unpaid amount shall be due and paid at a rate that is the lesser of (a) the prime rate under “Money Rates” as reported in the Wall Street Journal on the first Business Day of the month (the “Prime Rate”) plus two percent (2%) or (b) the maximum rate of interest permitted to be charged by applicable Law (such lesser rate, the “Default Rate”) from the date such payment is due until the date such payment is made in full.  Any payment of such interest at the Default Rate pursuant to this Agreement shall not excuse or cure any default hereunder.  All payments shall first be applied to the payment of accrued but unpaid interest.

Section 11.3           Entire Agreement.  This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, including, in each case, all schedules and exhibits thereto, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

Section 11.4           Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that the fee payable in connection with the filing required by the HSR Act shall be shared one-half by Seller and one-half by Purchaser.

Section 11.5           Public Announcements.  Seller and Purchaser will not issue or make any press releases or similar public announcements concerning this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld.  If either Party is unable to obtain the approval of its press release or similar public statement from the other Party and such press release or similar public statement is, in the opinion of legal counsel to such Party, required by Law in order to discharge such Party’s disclosure obligations, then such Party may make or issue the legally required press release or similar public statement and promptly furnish the other Party with a copy thereof.  Seller and Purchaser will also obtain the other Party’s prior approval, which approval shall not be unreasonably withheld, of any press release to be issued immediately following the execution of this Agreement or the Closing announcing either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 11.6           Confidentiality.  Each Party hereto will hold, and will use commercially reasonable efforts to cause its Related Persons to hold, in strict confidence from any Person (other than any such Related Persons), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or necessary or desirable to disclose in order to obtain the PSCSC Approval, NRC Approval and FERC Approval or (ii) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Related Persons furnished to it by the other Party or such other Party’s Related Persons in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential.  In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will use commercially reasonable efforts to cause its Related Persons to, promptly (and in no event later than five Business Days after such request) destroy or cause to be destroyed all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Related Persons.  The obligations contained in this Section 11.6 shall not survive Closing or, if this Agreement is terminated pursuant to ARTICLE VI, such obligations shall survive for one year following the termination of this Agreement.

Section 11.7           Waivers.

11.7.1      Grant of Waivers.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.7.2      Exercise of Remedies.  No failure or delay of any Party, in any one or more instances, (i) in exercising any power, right or remedy (other than failure or unreasonable delay in giving notice of default) under this Agreement or (ii) in insisting upon the strict performance by the other Party of such other Party’s covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy.  The covenants, obligations, and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

Section 11.8           Amendment.  This Agreement and any of the Transaction Agreements may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

Section 11.9           No Construction Against Drafting Party.  The language used in this Agreement is the product of both Parties’ efforts, and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

Section 11.10         No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 11.11         Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.12         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) Purchaser and Seller shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purposes of the Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

Section 11.13         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 11.14         Court Costs; Interest.  With respect to any court proceeding between the Parties, the non-prevailing Party shall pay the prevailing Party (i) all court costs, and (ii) pre- and post-judgment interest on the amount awarded from the date of the applicable breach until paid.

Section 11.15         No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law.  This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

Section 11.16         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Each Party expressly acknowledges the effectiveness of facsimile signatures as originals.

[Signature Page Follows.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective duly authorized officers as of the Effective Date.

SALUDA RIVER ELECTRIC
COOPERATIVE, INC.

By:	/s/ Charles L. Compton
Name:	Charles L. Compton
Title	President and CEO

DUKE ENERGY CAROLINAS, LLC

By:	/s/ Ellen T. Ruff
Name:	Ellen T. Ruff
Title	President